Exhibit 5.01

NATHAN D. SIMMONS, ESQ.
SIMMONS LEGAL SERVICES, LLC
7210 South Algonquian Street, Suite 107
Aurora, Colorado 80016

                                  Telephone (303) 818-1573

November 5, 2010

AeroGrow International, Inc.
6075 Longbow Drive, Suite 200
Boulder, Colorado 80301

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to AeroGrow International, Inc., a Nevada corporation (the “Company”), in connection with furnishing this opinion regarding the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement,”). The Registration Statement relates to the authorization for the Company to issue up to 10,000,000 additional shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, pursuant to the Company’s 2005 Equity Compensation Plan (the “Plan”), as set forth in the Registration Statement.

For purposes of rendering this opinion, we have examined originals or copies of such documents and records as we have deemed appropriate, including, without limitation, the Company’s Articles of Incorporation and Bylaws, as restated or amended, and the resolutions adopted by the Company’s Board of Directors authorizing and approving the Plan and the increase in the number of shares authorized for issuance under the Plan. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing and the effect, if any, of the matters discussed below, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that the Shares, when issued, delivered and paid for in accordance with the Plan and the terms of the related individual option agreements and stock agreements, as applicable, will be legally issued, fully paid and non-assessable.

This opinion may not be relied on by, nor copies delivered to, any other person or entity without our prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to its use as part of the Registration Statement.

The opinions expressed herein are as of the date first stated above, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may thereafter come to our attention or any changes in law that may thereafter occur.

Very truly yours,

/s/ Nathan D. Simmons, Esq.
NATHAN D. SIMMONS, ESQ.